UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) October 23, 2003

                                EMCOR GROUP, INC.
             (Exact name of registrant as specified in its charter)



      Delaware                       0-2315                11-2125338
      --------                       ------                ----------
(State or other jurisdiction of   (Commission File       (I.R.S. Employer
incorporation or organization)        Number)           Identification No.)


  301 Merritt Seven Corporate Park
         Norwalk, Connecticut                                 06851
(Address of principal executive offices)                    (Zip code)



(Registrant's telephone number, including area code)      203-849-7800

Item 7.  Financial Statements and Exhibits

(c)      Exhibits.

         Exhibit No.                        Description of Exhibit

         99.1                               Press Release dated October 23, 2003

Item 12  Results of Operations and Financial Condition

     On October 23, 2003, EMCOR Group, Inc. issued a press release disclosing the results of operations for the fiscal 2003 third quarter ended September 30, 2003. A copy of this press release is attached as Exhibit 99.1.

                                 EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------

99.1                               Press release issued by EMCOR Group, Inc.
                                   on October 23, 2003

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                              EMCOR Group, Inc.

                                 By:       /s/ Frank T. MacInnis
                                           ---------------------
                                               Frank T. MacInnis
                                     Chairman of the Board of Directors
                                        and Chief Executive Officer

Date:         October 23, 2003

                                                                    Exhibit 99.1



              EMCOR GROUP, INC. REPORTS 2003 THIRD QUARTER RESULTS
            -- $0.42 per diluted share in line with recent guidance --

NORWALK, CONNECTICUT, October 23, 2003 - EMCOR Group, Inc. (NYSE: EME) today reported results for the third quarter and nine months ended September 30, 2003 that were consistent with recently announced guidance.

Net income for the third quarter of 2003 was $6.5 million, or $0.42 per diluted share, compared with net income of $19.5 million, or $1.26 per diluted share, in the 2002 third quarter. For the third quarter of 2003, revenues were $1.16 billion, an increase of 10.0% over revenues of $1.05 billion in the third quarter of last year, due primarily to the acquisition of Consolidated
Engineering Services, Inc. ("CES") in December 2002. On an organic basis, revenues were approximately equal to those for the year ago period.

Operating income in the third quarter of 2003 was $13.5 million, compared with operating income of $35.9 million in the third quarter of 2002. As a percentage of revenues, 2003 third quarter operating income was 1.2% versus 3.4% in the year ago period.

Selling, General and Administrative expenses ("SG&A") for the 2003 third quarter were $104.7 million or 9.0% of revenues, compared with $93.4 million, or 8.9% of revenues, in the third quarter of 2002. The increase was principally attributable to the inclusion of CES in the Company's results for the third quarter of 2003. Excluding CES, SG&A in the third quarter of 2003 was $87.4 million or 8.3% of revenues. For the second quarter of 2003, SG&A was $106.6 million or 9.3% of revenues.

At September 30, 2003, the Company's contract backlog was $3.11 billion, an increase of approximately 9.1% versus backlog of $2.85 billion on September 30, 2002 and virtually level with contract backlog on June 30, 2003. Organic growth of the Company's contract backlog versus the year ago period was approximately 3.6%.


                                    - MORE -

EMCOR Announces 2003 Third Quarter Results                                Page 2

As expected, the Company's 2003 third quarter results demonstrate continued solid revenue growth reflecting the Company's position as a market leader. The decline in profit margins was a result of an unusually high proportion of public sector work, a reduced level of higher margin private sector, discretionary and small project work, increased competition, unfavorable contract performance on certain construction projects, and market conditions attributable to the recession not favorable to construction project closeouts. Additionally, EMCOR's UK operations experienced slower than anticipated profitability recovery in its markets. Somewhat offsetting these factors was continued strong performance by the Company's facilities services operations, including those within CES, which continued to meet its performance targets.

For the first nine months of 2003, net income was $18.0 million, or $1.16 per diluted share, compared with net income of $41.6 million, or $2.69 per diluted share, in the first nine months of 2002. Revenues for the 2003 nine month period were $3.36 billion versus $2.85 billion in the same period a year ago, representing growth of 18.0%. Organic revenue growth in the 2003 nine month period was 3.2%.

For the first nine months of 2003, the Company reported operating income of $37.8 million, compared with operating income of $75.3 million in the year ago period. As a percentage of revenues, operating income for the first nine months of 2003 was 1.1%, compared with 2.6% last year.

Frank T. MacInnis, Chairman and CEO of EMCOR Group, commented, "Our third quarter results came in as anticipated, reflecting a variety of factors affecting our business. In light of the conditions we've faced, we have worked to further reduce our cost structure, and as a result we were able to decrease SG&A as a percentage of revenues on a sequential basis, and also below year ago organic base levels."

Mr. MacInnis continued, "The third quarter also marked the continued strong performance of our facilities services business, which as expected is providing a higher margin, counter-cyclical balance to our traditional business lines. The acquisition of CES, in particular, has worked out well as the former CES companies contributed $104.8 million in revenues and $4.7 million in operating income to the Company's results in the 2003 third quarter."

Based on current market conditions, EMCOR Group expects revenues in the fourth quarter of 2003 to be between $1.1 billion and $1.2 billion and diluted earnings per share to be between $0.51 and $0.56; this would result in revenues for the 2003 full year period of between $4.5 billion and $4.6 billion and diluted earnings per share of between $1.67 and $1.72. Additionally, the Company reiterated that, based on its existing contract backlog, reports from subsidiary managers, and opportunities in



                                    - MORE -

EMCOR Announces 2003 Third Quarter Results                                Page 3

its facilities service businesses, it looks for "baseline" EBIT performance in 2004 at about 2% of revenues, with a significant likelihood of enhanced performance if private sector capital spending strengthens as predicted by many economists. The anticipated "baseline" level of performance would reflect EPS growth of at least 40% in 2004 over expected 2003 levels.

Mr. MacInnis concluded, "Going forward, we remain committed to fostering the growth of our facilities services business as illustrated by the alliance agreement we recently announced with Siemens Building Technologies while maintaining strict control over operating costs across the Company. Further, by exercising increased selectivity in choosing projects we undertake, we will manage our backlog toward increased profitability and will ensure the retention of sufficient contracting capacity to participate in the inevitable upswing in spending by our private sector customers."

EMCOR  Group,   Inc.  is  a  worldwide   leader  in  mechanical  and  electrical
construction services and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's third quarter conference call will be available live via Internet broadcast today, Thursday, October 23, at 10:30 AM Eastern Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

This release may include "forward looking statements." These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, business opportunities that may be presented to and pursued by the Company and other factors, many of which are beyond the control of the Company. Actual results may differ materially from those anticipated in the statements.


                            -FINANCIAL TABLES FOLLOW-

                                EMCOR GROUP, INC.
                              FINANCIAL HIGHLIGHTS
             (In thousands, except share and per share information)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       For the Three Months Ended             For the Nine Months Ended
                                                              September 30,                          September 30,
                                                       --------------------------             -------------------------
                                                         2003               2002                2003              2002
                                                         ----               ----                ----              ----

   Revenues                                          $1,157,588         $1,052,285          $3,362,996        $2,848,983
   Cost of sales                                      1,039,382            923,052           3,004,746         2,510,148
                                                     ----------         ----------          ----------        ----------
   Gross profit                                         118,206            129,233             358,250           338,835
   Selling, general and administrative expenses         104,671             93,375             320,484           263,522
                                                     ----------         ----------          ----------        ----------
   Operating income                                      13,535             35,858              37,766            75,313
   Interest expense, net                                  1,987              1,073               5,631             1,101
                                                     ----------         ----------          ----------        ----------
   Income before taxes                                   11,548             34,785              32,135            74,212
   Income tax provision                                   5,080             15,306              14,138            32,654
                                                     ----------         ----------          ----------        ----------
   Net income                                        $    6,468         $   19,479          $   17,997        $   41,558
                                                     ==========         ==========          ==========        ==========
   Basic earnings per share                          $     0.43         $     1.31          $     1.20        $     2.80
                                                     ==========         ==========          ==========        ==========
   Diluted earnings per share                        $     0.42         $     1.26          $     1.16        $     2.69
                                                     ==========         ==========          ==========        ==========

   Weighted average shares of
    Common Stock outstanding:
        Basic                                        15,003,737         14,905,849          14,974,590        14,866,212
        Diluted                                      15,461,106         15,465,967          15,471,711        15,456,395


                                EMCOR GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                    September 30,   December 31,
                                                       2003            2002
                                                    (Unaudited)
                                                    -------------   ------------
   ASSETS
   Cash and cash equivalents                         $   82,162       $   93,103
   Accounts receivable, net                           1,012,911          964,968
   Costs and estimated earnings in excess of
     billings on uncompleted contracts                  272,969          235,809
   Inventories                                           11,876           12,271
   Prepaid expenses and other                            35,423           28,784
                                                     ----------       ----------
     Total current assets                             1,415,341        1,334,935

   Investments, notes, and other long-term
     receivables                                         29,008           24,642
   Property, plant & equipment, net                      68,363           70,750
   Goodwill                                             293,538          290,412
   Identifiable intangible assets, net                   11,561           13,845
   Other assets                                          20,824           23,907
                                                     ----------       ----------
   Total assets                                      $1,838,635       $1,758,491
                                                     ==========       ==========


   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Borrowings under working capital credit line      $  194,979       $  112,000
   Current maturities of long-term debt and
     capital lease obligations                              544           22,276
   Accounts payable                                     389,270          409,562
   Billings in excess of costs and estimated
     earnings on uncompleted contracts                  372,714          363,092
   Accrued payroll and benefits                         138,266          159,416
   Other accrued expenses and liabilities               131,870          113,529
                                                     ----------       ----------
     Total current liabilities                        1,227,643        1,179,875

   Long-term debt and capital lease obligations             622              905
   Other long-term obligations                           94,367           87,841
   Total stockholders' equity                           516,003          489,870
                                                     ----------       ----------
   Total liabilities and stockholders' equity        $1,838,635       $1,758,491
                                                     ==========       ==========


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